Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)


                                                              For the years ended September 30,
                                                        1998        1997         1996          1995         1994
                                                        ----        ----         ----          ----         ----

Fixed charges
  Interest expense1<F1>                                 $329        $301         $267          $278         $266

  Approximate portion of
    rental expense representative
    of an interest factor                                  5           4            7            11           13
                                                        ----        ----         ----          ----         ----

  Fixed charges                                          334         305          274           289          279

Earnings from operations
  before income taxes , net of preferred
  stock dividends                                        238         203          176           160           80
                                                        ----        ----         ----          ----         ----
Earnings from operations before income taxes
 and fixed charges                                      $572        $508         $450          $449         $359
                                                        ====        ====         ====          ====         ====

Ratio of earnings to fixed charges                      1.71        1.67         1.64          1.55         1.29
                                                        ====        ====         ====          ====         ====

Rental expense:
  Equipment subleases                                   $  5        $  6         $ 14          $ 22         $ 30
  Office space, furniture, etc.                            9           7            8            10            8
                                                        ----        ----         ----          ----         ----

    Total                                               $ 14        $ 13         $ 22          $ 32         $ 38
                                                        ====        ====         ====          ====         ====

    1/3 of rental expense                               $  5        $  4         $  7          $ 11         $ 13
                                                        ====        ====         ====          ====         ====

<F1>Includes interest expense  incurred by  technology  services and included in technology services expense on the consolidated statements of earnings.
